SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20509

                              FORM 8-K

                           CURRENT REPORT

      Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                           July 31, 2003
                           -------------
                          Date of Report
                (Date of Earliest Event Reported)

                     ALPINE AIR EXPRESS, INC.
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     (Exact Name of Registrant as Specified in its Charter)

     Delaware                  000-27011                  33-0619518
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(State or other juris-       (Commission File No.)        (IRS Employer
diction of incorporation)                                   I.D. No.)

                         1177 Alpine Air Way
                          Provo, Utah 84601
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             (Address of Principal Executive Offices)

                         (801) 373-1508
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                  Registrant's Telephone Number


Item 2.  Acquisition or Disposition of Assets.


     (a) On July 31, 2003, the Company's wholly-owned subsidiary, Alpine Aviation, Inc. ("Alpine Aviation"), entered into an Agreement for Sale and Purchase of certain aircraft (the "Agreement") between Alpine Aviation as buyer and Mallette Family, L.L.C. ("Mallette Family"), as seller. A copy of the Agreement is attached hereto and incorporated herein by reference. See
Item 7.

     Pursuant to the Agreement, Alpine Aviation acquired certain aircraft, a portion of which it had previously leased and maintained, as described in Exhibit A to the Agreement for the total purchase price of $16,030,000, such sum to be paid as follows:

          Mallette Family Sale Price              $16,030,000
          Add Cost of Refurbishing (1)                150,000
          Less credit for debt assumption (2)     ( 9,663,557)
          Less credit for related party loan (3)  ( 2,937,950)
          Less credit for option money paid (4)   ( 1,350,000)
          Less credit for Aircraft Lease
              Deposits paid   (5)                 (   510,000)
                                                  ------------
          BALANCE OF PURCHASE PRICE               $ 1,718,493

     (1) Mallette Family paid $150,000 towards the retrofit of the last three aircraft (190,192,197). As the retro-fit will now be booked as an additional part of the aircraft purchased, Mallette here receives a credit for the 150K already paid.

     (2) The aircraft being purchased currently carry $9,663,557 in debt against them. Alpine Aviation is now assuming this debt according to the agreement.

     (3) Mallette Family borrowed $2.5 million from Alpine Aviation in 2001. This credit repays Alpine, including all accrued interest on the note of $437,950.00.

     (4) Alpine Aviation paid Mallette Family a non-refundable deposit of $1,350,000.00 for an option to purchase 5 aircraft (included in this purchase).

     (5) Alpine Aviation paid to the lessor $510,000.00 in deposit for all aircraft currently leased. This was to be returned to Alpine Aviation at the end of the lease and is now being credited towards the purchase price.

     The balance of the purchase price is to be paid pursuant to a Promissory Note dated July 31, 2003, in the amount of $1,718,493, together with interest at the rate of 6.5% per annum from and after the date of the note. The principal and interest shall be payable in fourteen (14) monthly installments of principal and accruing interest in the amount of $33,624.29, with payments to commence on September 1, 2003, and to continue until the entire principal balance and accrued interest is paid in full in a balloon payment on November 1, 2004. A copy of the Promissory Note is attached to the Agreement as Exhibit C. See Item 7. The Promissory Note is secured by a Security Agreement dated July 31, 2003, wherein Alpine Aviation granted Mallette Family a security interest in certain aircraft described in Exhibit A to the Security Agreement. A copy of the Security Agreement is attached hereto and incorporated herein by reference. See Item 7.

     Eugene R. Mallette, the principal stockholder of the Company, a director and CEO of the Company and Alpine Aviation is a controlling shareholder of Mallette Family.

     The consideration exchanged under the Agreement was negotiated at "arms length," between Alpine Aviation and Mallette Family, with the consent of the
Board of Directors, with Mr. Mallette abstaining.   The directors determined
that the purchase and sale was reasonable, under these circumstances, in their good faith judgment, and to the benefit of the Company and its stockholders.

     It is anticipated that Wells Fargo Securities, LLC, will provide a Fairness Opinion to the Company in respect of the Agreement that will be filed as an exhibit to an amendment to this Current Report upon its receipt by the Company.

     (b) Alpine Aviation is a wholly-owned subsidiary of the Company that previously leased and maintained the purchased aircraft from Mallette Family.

     The following is a summary of certain general information about Alpine Aviation:

     Alpine Aviation was organized on October 7, 1975, in the State of Utah. It has been operated by the same management since 1986. Alpine
Aviation is an air cargo operator, transporting mail packages and other time-sensitive cargo between 14 cities in the western portion of the United States. It began its operations in the 1970's with the intent of being a regional charter and cargo carrier. After present management acquired control in 1986, it began to focus less on the charter or passenger services and more on the cargo aspects of the airline industry. Throughout most of the 1990's, Alpine Aviation has focused more and more on hauling mail for the United States Postal Service because of its favorable contracts, routes and payment practices. As a result of this focus, approximately 86% of its revenues now come from the United States Postal Service.

Item 7.  Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

          The financial statements of Mallette Family will be provided within 75 days from the date of this Report or on or before October 14, 2003.

     (b)  Pro Forma Financial Information.

          The pro forma financial statements of the Company and Mallette Family taking into account the completion of the Agreement will be provided within 75 days from the date of this Report or on or before October 14, 2003.

     (c)  Exhibits.

Exhibit
Number                   Description
------                   -----------

 10.1                    Agreement for Sale and Purchase of Aircraft
                            Exhibit A - Description of Aircraft
                            Exhibit B - Aircraft Valuations
                            Exhibit C - Promissory Note
                            Exhibit D - Breakdown of Purchase Price

 10.2                     Security Agreement


     * Summaries of any exhibit are modified in their entirety by this reference to each exhibit.

Item 9.  Regulation FD Disclosure

     None; not applicable.

                             SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 ALPINE AIR EXPRESS, INC.


Date: 8-15-03                     /s/ Eugene R. Mallette
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                                 Eugene R. Mallette
                                 Chief Executive Officer